Exhibit 99

BANDAG, INCORPORATED • 2905 N. HWY. 61 • MUSCATINE, IOWA 52761-5886 • 563/262-1400
Leading the retread industry worldwide

NEWS

FOR IMMEDIATE RELEASE	CONTACT:	Warren W. Heidbreder
	Phone:	(563) 262-1260
July 16, 2004	Web Site:	www.bandag.com

BANDAG, INCORPORATED REPORTS 2nd QUARTER EPS OF $0.60
Flash Results
Bandag, Inc. (NYSE: BDG and BDGA)

(Numbers in Millions, Except Per Share Data)

	Q2 2004	Q2 2003	6 Mos. 2004	6 Mos. 2003
Net sales	$211.1	$204.1	$384.6	$379.4
Net earnings	$11.9	$8.7	$15.9	$11.1
Diluted earnings per share	$0.60	$0.45	$0.81	$0.57
Shares outstanding - diluted	19.7	19.4	19.7	19.3

MUSCATINE, IOWA, July 16, 2004 – Bandag, Incorporated (NYSE: BDG and BDGA) today reported consolidated net earnings of $11.9 million, or $0.60 per diluted share, for second quarter 2004, compared to second quarter 2003 consolidated net earnings of $8.7 million, or $0.45 per diluted share, an increase of 37% and 33% for consolidated net earnings and diluted earnings per share, respectively. Consolidated net earnings for second quarter 2004 included favorable tax adjustments of $1.0 million, or $0.05 per diluted share, resulting primarily from the reassessment of certain tax matters. Consolidated net sales for second quarter 2004 were $211.1 million, an increase of approximately three percent compared to second quarter 2003 consolidated net sales of $204.1 million.

For the first six months of 2004, Bandag reported consolidated net earnings of $15.9 million, or $ 0.81 per diluted share. This compares to consolidated net earnings of $11.1 million, or $0.57 per diluted share, in the first six months of 2003. Consolidated net sales for the first six months of 2004 increased one percent to $384.6 million from $379.4 million in the first six months of 2003.

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In announcing second quarter results, Martin G. Carver, Chairman of the Board and Chief Executive Officer of Bandag, said, “Several factors contributed to our performance in the second quarter. Globally, tread volume was up by five percent during the quarter, reflecting increased trucking activity, particularly in North America. In its first full quarter as part of Bandag, Speedco, Inc. demonstrated both its fit to Bandag and the validity of our strategy to offer our customers a wider range of vehicle services.” In June, Speedco purchased its six licensed locations and now operates 32 on-highway quick-service truck lubrication locations.

“Also important, Tire Distribution Systems, Inc.‘s (TDS) performance improved significantly during the quarter, as Bandag’s distribution subsidiary reduced its net loss from $2.4 million a year ago to a loss of $34,000, reflecting the benefits of selected divestitures and sales increases in some of the remaining locations,” said Mr. Carver.

Financial Highlights

•	Factors that affected consolidated net sales for second quarter 2004 were:

•	North America business unit volume was approximately three percent higher than the prior year period. Net sales increased by $4.2 million primarily due to higher volume and the reduction in intercompany sales due to the shift of TDS sales to the independent dealers acquiring the divested TDS locations.

•	Speedco net sales were $14.4 million for the second quarter of 2004.

•	TDS net sales declined by $15.8 million due to divestitures and closures in 2003 and 2004, offset by increases at some of the remaining locations. Second quarter 2004 and 2003 sales by divested and closed TDS locations were approximately $0.3 million and $18.1 million, respectively.

•	European business unit volume increased two percent while net sales increased $1.7 million, or ten percent, primarily due to the effect of translating foreign currency denominated net sales into U.S. dollars.

•	International business unit volume increased twelve percent and net sales increased $2.5 million, or eleven percent, of which approximately $1.0 million was due to the effect of translating foreign currency denominated net sales into U.S. dollars.

•	Overall, translating foreign currency denominated net sales into U.S. dollars produced a favorable impact of approximately $3.2 million on consolidated net sales.

•	Second quarter 2004 consolidated gross margin was even with the prior year.

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•	Consolidated operating and other expenses were $1.4 million below the prior year despite an additional $3.8 million in expenses related to Speedco operations and the unfavorable impact of the translation rates. TDS operating and other expenses were $5.6 million below the previous year, primarily reflecting the divestitures in 2003 and 2004. Consolidated foreign exchange gain was $0.8 million compared to $2.2 million of loss in second quarter 2003, both of which were primarily related to U.S. dollar cash balances held outside the United States.

•	Operating income for the North America business unit in second quarter 2004 decreased $1.5 million, primarily due to raw material cost increases and higher operating and other expenses.

•	Operating income in the European business unit in second quarter 2004 decreased $1.4 million compared to the previous year, primarily due to a decline of 5.6 percentage points in gross margin and higher operating and other expenses.

•	Operating income for the International business unit in second quarter 2004 decreased $0.6 million compared to the prior year period, primarily due to a decline of 0.8 percentage points in gross margin and higher operating and other expenses.

•	TDS reduced its operating loss from $2.4 million in second quarter 2003 to $34,000 in second quarter 2004. Second quarter 2003 results included $1.5 million in losses from divestitures compared to a loss of $0.4 million in the second quarter of 2004.

•	Speedco operating income for the second quarter of 2004 was $1.8 million. In June, Speedco purchased its six licensed locations from PM Express for $15.6 million, and began opening its tire operations at various Speedco facilities. Results of the former licensees did not have a material impact on second quarter 2004 results as they were only included for the final three weeks of the quarter.

•	Corporate expenses and other was $2.2 million for the second quarter of 2004 compared to $5.4 million in the previous year. The $3.2 million decrease includes the favorable impact of $3.6 million in foreign exchange gains related to U.S. dollar cash balances held outside the United States.

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Outlook

In May, Bandag announced that Yellow Roadway Corporation would not be renewing the outsourcing agreement for Roadway Express tire and wheel services and, in accordance with the terms of the agreement, would be repurchasing tire and wheel assets from Bandag. Mr. Carver indicated that the transition process was proceeding smoothly and on schedule, and that Bandag received an initial payment of approximately $32 million on July 9, 2004. Bandag anticipates completing the transition and final settlement in August 2004.

Commenting on the outlook for the second half of 2004, Mr. Carver said, “The improved performance we experienced during the second quarter is heartening, and, while we’re hopeful that the renewed strength we’re seeing in trucking activity gains momentum, we continue to moderate our optimism and closely monitor global economic activity.”

Bandag, Incorporated manufactures retreading materials and equipment for its worldwide network of more than 1,000 franchised dealers that produce and market retread tires and provide tire management services. Bandag’s traditional business serves end-users through a wide variety of products offered by dealers, ranging from tire retreading and repairing to tire management systems outsourcing for commercial truck fleets. TDS sells and services new and retread tires. In addition, Bandag has an 87.5 percent interest in Speedco, Inc., a provider of on-highway truck lubrication services to commercial truck owner-operators and fleets.

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Bandag, Incorporated
Unaudited Financial Highlights
(In thousands, except per share data)

	Second Quarter Ended June 30,		Six Months Ended June 30,
Consolidated Statements of Earnings	2004	2003	2004	2003

Income
Net sales	$211,088	$204,077	$384,617	$379,356
Other	1,725	1,691	3,487	3,535

	212,813	205,768	388,104	382,891
Costs and expenses
Cost of products sold	134,087	129,535	246,890	244,866
Operating & other expenses	61,789	63,228	118,345	121,836

	195,876	192,763	365,235	366,702
Income from operations	16,937	13,005	22,869	16,189
Interest income	992	1,052	2,042	2,208
Interest expense	(557)	(551)	(1,119)	(1,210)

Earnings before income taxes and minority interest	17,372	13,506	23,792	17,187
Income taxes	5,341	4,813	7,684	6,101
Minority interest	137	--	195	--

Net earnings	$11,894	$8,693	$15,913	$11,086

Earnings per share
Basic	$0.62	$0.45	$0.83	$0.58
Diluted	$0.60	$0.45	$0.81	$0.57
Weighted average shares outstanding
Basic	19,299	19,156	19,275	19,137
Diluted	19,688	19,371	19,672	19,324

	Second Quarter Ended June 30,		Six Months Ended June 30,
Segment Information	2004	2003	2004	2003

Net Sales
North America	$100,542	$96,361	$182,759	$168,573
Europe	19,574	17,835	40,770	36,816
International	25,648	23,154	48,091	43,626
TDS	50,937	66,727	91,876	130,341
Speedco	14,387	--	21,121	--

Total net sales	$211,088	$204,077	$384,617	$379,356

Segment Operating Profit (Loss)
North America	$16,176	$17,651	$21,630	$21,567
Europe	(1,664)	(281)	26	1,512
International	2,874	3,486	5,913	6,158
TDS	(34)	(2,430)	(2,875)	(6,482)
Speedco	1,754	--	2,657	--
Corporate expenses & other	(2,169)	(5,421)	(4,482)	(6,566)
Net interest income	435	501	923	998

Earnings before income taxes and minority interest	$17,372	$13,506	$23,792	$17,187

Note: Certain prior year amounts have been reclassified to conform with the current year presentation.

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Bandag, Incorporated
Unaudited Financial Highlights
(In thousands)

Condensed Consolidated Balance Sheets	June 30, 2004	Dec. 31, 2003

Assets:
Cash and cash equivalents	$130,492	$189,976
Investments	8,088	10,808
Accounts receivable - net	136,976	156,894
Inventories	69,859	62,765
Other current assets	92,696	77,533

Total current assets	438,111	497,976
Property, plant, and equipment - net	156,883	107,975
Other assets	78,370	54,578

Total assets	$673,364	$660,529

Liabilities & shareholders' equity:
Accounts payable	$32,633	$25,710
Income taxes payable	9,414	14,946
Accrued liabilities	94,809	97,285
Short-term notes payable and current portion of other obligations	10,721	10,252

Total current liabilities	147,577	148,193
Long-term debt and other obligations	40,405	35,259
Minority interest	2,238	--
Shareholders' equity
Common stock	19,374	19,269
Additional paid-in capital	24,824	17,903
Retained earnings	478,612	477,499
Accumulated other comprehensive loss	(39,666)	(37,594)

Total shareholders' equity	483,144	477,077

Total liabilities & shareholders' equity	$673,364	$660,529

	Six Months Ended June 30,
Condensed Consolidated Statements of Cash Flows	2004	2003

Operating Activities
Net earnings	$15,913	$11,086
Provisions for depreciation and amortization	11,708	14,010
Decrease in operating assets and liabilities - net	9,036	(4,991)

Net cash provided by operating activities	36,657	20,105
Investing Activities
Additions to property, plant and equipment	(12,857)	(8,647)
Purchases of investments - net	2,720	(2,133)
Payments for acquisitions of businesses	(71,868)	--
Proceeds from divestiture of businesses	882	11,115

Net cash provided by (used in) investing activities	(81,123)	335
Financing Activities
Principal payments on short-term notes payable and other
long-term liabilities	(760)	(31)
Cash dividends	(12,567)	(12,279)
Purchases of common stock	(2,348)	(110)
Stock options exercised	1,891	616

Net cash used in financing activities	(13,784)	(11,804)
Effect of exchange rate changes on cash and cash equivalents	(1,234)	3,906

Increase (decrease) in cash and cash equivalents	(59,484)	12,542
Cash and cash equivalents at beginning of year	189,976	129,412

Cash and cash equivalents at end of period	$130,492	$141,954

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